MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement dated as of April 8, 2005 (the "Agreement") is made by and between Crystalix Group International, Inc., a Nevada corporation (the "Buyer"), Laser Design International, LLC, a California limited liability company (the "Company") and Members of the Company (individually and collectively, the "Sellers"). The Buyer, the Company and the Sellers are sometimes referred to herein collectively as the "Parties" and individually as a "Party"

RECITALS

The Members of the Company own all of the equity interests (the "Membership Interests”) of Laser Design International, LLC.

The Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, fifty-one percent (51%) of the Membership Interests in the Company, in return for cash paid by the Buyer to Sellers and on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

SECTION 1

Definitions

In addition to other words and terms defined elsewhere in this Agreement, the following words and terms shall have the meanings set forth below

"Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

"Adjusted Working Capital" as of any date shall be determined by subtracting (a) the sum of the accounts payable and accrued expenses and taxes of the Company from (b) the sum of the cash, accounts receivable, inventory and prepaid expenses of the Company as of such date.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Affiliated Group" has the meaning set forth in Section 1504(a) of the Code.

"Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

"Buyer Indemnitees" means Buyer and its Affiliates.

"Buyer's CPA" means Kevin Pickard.

"Closing" has the meaning set forth in Section 2.3.

"Closing Date" has the meaning set forth in Section 2.3.

"Code" means the Internal Revenue Code of 1986, as amended.

"Confidential Information" means any information concerning the business and affairs of the Company specifically identified by the Company as being confidential.

"Controlled Group of Businesses" means a controlled group of corporations, as defined in Section 414(b) of the Code or a group of trades or businesses under common control as defined in Section 414(c) of the Code.

"Deferred Intercompany Transaction" has the meaning set forth in Treasury Regulation Section 1.1502-13.

"Disclosure Schedule" has the meaning set forth in Section 3.

"Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

"Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

"Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Excess Loss Account" has the meaning set forth in Treasury Regulation Section 1.1502-19.

"Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

"Fiduciary" has the meaning set forth in Section 3(21) of ERISA.

"Financial Statements" has the meaning set forth in Section 3.5.

"GAAP" means United States generally accepted accounting principles.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indemnified Party" has the meaning set forth in Section 8.4.

"Indemnifying Party" has the meaning set forth in Section 8.4.

"Intellectual Property" means all (a) patents, patent applications, patent disclosures and improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof (c) copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

"Knowledge" when used with reference to the Knowledge of the Members of the Company, means actual knowledge after due inquiry of the following people: Richard Heath, Arlene Heath, Brian Liddicoat (individually and as General Partners of the Heath-Liddicoat Partnership); the Krogfoss Family Trust, Ralph J. & Eleanor Krogfoss, Trustees; the William A. Humphrey and Edna L. Humphrey Family trust dated 2/10/93, William A. Humphrey, Trustee; the Schepman Family 1990 Trust dated 5/11/90, Berne A. & Grace J. Schepman, Trustees; Richard and Arlene Heath as joint tenants; Russian Technology Group, Berne Schepman, Authorized Representative; Brian D. Liddicoat; Paul Hirsch; the Auer Family Trust, Ralph Auer, Trustee; Professor Fedor Lebedev; and Professor Alexander Erokhin.

"Leased Real Property" has the meaning assigned to such term in Section 3.12(b).

"Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due).

"Losses" means all damages, charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, indebtedness, Liabilities, obligations, Taxes, liens, expenses and fees, including all attorneys' fees and court costs.

"Latest Balance Sheet" has the meaning assigned to such term in Section 3.5.

"Material Adverse Effect" shall mean, with respect to a Person or group of Persons, any material adverse effect on the business, properties, assets, liabilities, financial condition, results of operations, cash flows, or prospects of such Person or group of Persons individually or taken as a whole.

"Membership Interests" has the meaning set forth in the Recitals.

"Members of the Company" shall mean Richard Heath, Arlene Heath, Brian Liddicoat, (economic interest of the Heaths and Liddicoat having been assigned to the Heath-Liddicoat Partnership, Richard Heath, Arlene Heath, Brian Liddicoat, Partners; all other interest being retained by Brian Liddicoat on the one hand and Richard and Arlene Heath as joint tenants on the other hand); the Krogfoss Family Trust, Ralph J. & Eleanor Krogfoss, Trustees; the William A. Humphrey and Edna L. Humphrey Family trust dated 2/10/93, William A. Humphrey, Trustee; the Schepman Family 1990 Trust dated 5/11/90, Berne A. & Grace J. Schepman, Trustees; Russian Technology Group, Berne Schepman, Authorized Representative; Paul Hirsch; the Auer Family Trust, Ralph Auer, Trustee; Professor Fedor Lebedev; and Professor Alexander Erokhin.

"Most Recent Fiscal Year End" means the date of the Company's most recent fiscal year ended December 31, 2004.

"Multiemployer Plan" has the meaning set forth in Section 3(37)(A) of ERISA.

"Ordinary Course of Business" means the usual, regular and ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"Owned Real Property" shall mean all of the real property owned by the Company, and all easements and other rights appurtenant thereto.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Person" shall mean any corporation, limited liability company, partnership, limited partnership, joint venture, proprietorship, individual, trust or other entity.

"Prohibited Transaction" has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

"Purchase Price" has the meaning set forth in Section 2.2.

"Real Property" means the Owned Real Property and the Leased Real Property.

"Reportable Event" has the meaning set forth in Section 4043 of ERISA.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, (d) liens arising in connection with sales of foreign receivables, (e) liens on goods in transit incurred pursuant to documentary letters of credit, (f) purchase money liens and liens securing rental payments under capital lease arrangements, and (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"Sellers' CPA" means Elwood Espina LLP.

"Subsidiary" means any corporation or other entity a majority of the outstanding voting securities of which another corporation or other entity owns beneficially directly or indirectly.

"Tax" means any federal, state, local or foreign income, gross receipts, Membership Interest, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

"Transaction Documents" means this Agreement

SECTION 2.

Purchase and Sale of Membership Interests

2.1                  Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Sellers, and the Sellers shall sell to the Buyer, the Membership Interests for the consideration specified in this Section 2.

2.2                  Purchase Price Payable in Installments. The Buyer shall pay to the Sellers as the aggregate purchase price for the fifty-one percent (51%) Membership Interest $708,000.00 minus $75,000 paid to date (“Purchase Price"). The Purchase Price shall be paid as follows: At the time of Closing, $250,000 shall be paid by delivery of cash payable by certified or cashier's check or wire transfer of immediately available funds to such accounts as shall be designated by the Sellers. The $250,000 and the $75,000 paid to date shall be divided amongst the Sellers per the amounts shown on the attached exhibit entitled “Allocation of Funds”. At, or before, the time of closing, the Buyer shall pay $150,000 to Norwood Operating Company, LLC (d/b/a/ Norwood Promotional Products) (“Norwood”) as partial payment of past legal fees and costs owed by the Company to Norwood. The remaining $383,000 of the Purchase Price of $708,000 shall be paid in installments over a two year period commencing April 8, 2005 and continuing until April 8, 2007 as set forth below.

Payment Date	Payment Amount
December 31, 2005	$76,600.00
April 30, 2006	$76,600.00
August 31, 2006	$76,600.00
December 31, 2006	$76,600.00
April 8, 2007	$76,600.00

2.2(a)             Default. Should Buyer fail to make a required installment payment on or before the date set forth above, the Buyer shall have thirty (30) days from receiving written notice from Sellers to make the required payment. Failure by the Buyer to make the required payment within the thirty (30) day time period shall cause Buyer to be in default of this Agreement, such that the Sellers, unanimously and at their sole discretion, may opt to terminate this Agreement or re-negotiate the payment due dates of any installment payments still pending. Upon the Sellers’ unanimous election to terminate this Agreement, Buyer shall forfeit its 51% membership interest in the Company and the Buyers will deliver to the Sellers the certificates representing fifty-one percent (51%) of the outstanding Membership Interests. Sellers shall not be obligated to return any funds received prior to their election to terminate under this section nor shall Buyer be obligated to pay any installment payments due subsequent to Sellers’ election to terminate this Agreement. Notwithstanding the foregoing, a dispute between the Sellers and the Buyer whether or not an installment payment has been made shall not be grounds for the Sellers to terminate this Agreement.

2.3               The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Crystalix Group International at 5275 South Arville St., Suite B-116, Las Vegas, Nevada commencing at 3:00 pm, local time on April 25, 2005 or, if later, on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby or such other date as the Parties may mutually determine (the "Closing Date").

2.4                  Deliveries at the Closing. At the Closing, (1) the Sellers will deliver to the Buyer the various certificates, instruments and documents referred to in Section 7.1; (2) the Buyer will deliver to the Sellers the various certificates, instruments and documents referred to in Section 7.2; (3) the Sellers will deliver to the Buyer certificates representing fifty-one percent (51%) of the outstanding Membership Interests, accompanied by duly executed assignment documents; and (4) the Buyer will deliver to the Sellers the consideration specified in Section 2.1.

2.5                  Right of First Refusal. Sellers agree to offer Buyer right of first refusal on the sale of any membership interests from the remaining 49% membership interests during the two year period commencing on April 8, 2005 and ending April 8, 2007. Upon receiving written notice from any Seller or Sellers of a pending sale of membership interests, Buyer shall have fifteen (15) days to purchase the membership interests at the price they are offered to the third party or at the price the Buyer purchased its 51% interest, whichever is higher.

SECTION 3.

Representations and Warranties of the Sellers

The Sellers, jointly and severally, represent and warrant to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3). The listing (or inclusion of a copy) of a contract, lease, sublease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, Tax report or return, property, insurance policy, judgment, order, decree, stipulation, injunction, charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, notice, Employee Benefit Plan or other document or item in the Disclosure Schedule shall not, without more, be deemed to modify, qualify or disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence or nonexistence of the document or item itself).

3.1                  Binding Agreement; Noncontravention. Each Seller has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which that Seller is a party, and to perform its obligations hereunder and thereunder. This Agreement and other Transaction Documents to which any Seller is a party each constitutes a valid and binding obligation of that Seller, enforceable in accordance with its terms. Neither the execution and the delivery of this Agreement or the other Transaction Documents to which any Seller is a party, nor the consummation of the transactions contemplated hereby or thereby, will (1) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or require the payment of any amounts under, or create in any party the right to accelerate, terminate, modify or cancel or require any notice under any contract, lease, sublease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other obligation to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security interest upon any of its assets) or (2) violate any provision of the charter, bylaws or other organizational documents of the Company, or any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which the Company is subject. No notice to, filing with or authorization, consent or approval of any government or governmental agency by any of the Sellers and the Company is necessary for the consummation by the Sellers of the transactions contemplated by this Agreement and the other Transaction Documents to which any Seller is a party.

3.2                  Organization, Qualification and Corporate Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. To the best of seller’s knowledge the Company is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of the jurisdictions specified in Schedule 3.2 of the Disclosure Schedule, which are all the jurisdictions in which the nature of its business or the ownership or leasing of its property requires such qualification~~.~~ The Company has full power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it presently proposes to engage and to own and use the properties owned and used by it. Schedule 3.2 of the Disclosure Schedule lists the directors and officers of the Company. The Sellers have delivered to the Buyer correct and complete copies of the certificate or articles of organization and operating agreement of the Company, including all amendments thereto. The file containing the records of meetings of the Members, and the membership record file of the Company are correct and complete in all material respects and the Sellers have previously furnished the Buyer with true and complete copies of such membership record files, which accurately reflect the ownership of all of the outstanding Membership Interests of the Company. The Company has no minute books or records of meetings. All material actions taken by the Company since its organization have been duly authorized and/or subsequently ratified as necessary. The Company is not in default under or in violation of any provision of its charter, operating agreement or other organizational documents.

3.3                  Capitalization. All of the issued and outstanding Membership Interests have been duly authorized, are validly issued, fully paid and non-assessable and are held of record by the Sellers. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, transfer, disposition or acquisition of any of the Membership Interests. There are no outstanding or authorized equity appreciation or similar rights with respect to the Company. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the Membership Interests of the Company. Upon consummation of the Closing, the Buyer will own fifty-one percent (51%) equity interest in the Company and the Company will not have any securities convertible into or exchangeable for any Membership Interests, nor will it have outstanding any rights, options, agreements or arrangements to subscribe for or to purchase its Membership Interests or any securities convertible into or exchangeable for its Membership Interests.

3.4                  Subsidiaries. Except for the Erokhin Company, a Russian corporation, the Company has no Subsidiaries and the Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, joint venture, limited liability company or other business association.

3.5                  Financial Statements. The Sellers have delivered to the Buyer the following financial statements of the Company (collectively the "Financial Statements"):

(a)	The Company has no audited financial statements.

(b)               Balance sheets as of December 2002, December 2003 and December 2004, statements of income and retained earnings, and cash flows for the periods then-ended for the Company. The Company's balance sheet as of December 2004 is referred to as the "Latest Balance Sheet". The Financial Statements have not been prepared in accordance with GAAP but were cash basis financial statements, subject in the case of the financial statements to the lack of footnote disclosure and changes resulting from normal year-end adjustments (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets, operations or business prospects of the Company), are correct and complete and are consistent with the books and records of the Company (which books and records are correct and complete).

3.6                  Absence of Certain Developments. Except as disclosed in Schedule 3.6 of the Disclosure Schedule, there has not been any material adverse change in the assets, Liabilities, business, financial condition, operations, results of operations or business prospects of the Company since the date of its Latest Balance Sheet. Without limiting the generality of the foregoing, and except as disclosed on Schedule 3.6, since the date of the Latest Balance Sheet:

(a)                the Company has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b)               the Company has not entered into any contract, lease, sublease or license (or series of related contracts, leases, subleases and licenses) involving more than $5,000.00;

(c)                No party (including the Company) has accelerated, terminated, modified or canceled any contract, lease, sublease or license (or series of related contracts, leases, subleases and licenses) involving more than $5,000.00 to which the Company is a party or by which it is bound;

(d)               the Company has not imposed any mortgage or pledge of, or subjection to any lien, charge, Security Interest or encumbrance of any kind on any of its assets, tangible or intangible;

(e)                the Company has not made any capital expenditure (or series of related capital expenditures) involving more than $5,000.00;

(f)                the Company has not made any capital investment in, any loan to or any acquisition of the securities or assets of any other person (or series of related capital investments, loans and acquisitions) involving more than $5,000.00;

(g)                the Company has not created, incurred, assumed or guaranteed any indebtedness (including capitalized lease obligations) involving more than $5,000.00 in the aggregate;

(h)                the Company has not canceled, delayed or postponed (beyond its normal practice) the payment of accounts payable and other Liabilities;

(i)                the Company has not canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $5,000.00 in the aggregate;

(j)                the Company has not granted any license of any rights under or with respect to any Intellectual Property;

(k)                There has been no change made or authorized in the charter, operating agreement or other organizational documents of the Company, other than the Amended and Restated Operating Agreement executed on or about November 1, 2004;

(l)                the Company has not issued, sold or otherwise disposed of any of the Membership Interests or other equity securities, or granted any options, warrants or other rights to purchase or obtain (including upon conversion or exercise) any of the Membership Interests;

(m)              the Company has not declared, set aside or paid any distribution with respect to the Membership Interests or redeemed, purchased or otherwise acquired any of the Membership Interests;

(n)                the Company has not experienced any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting its property or business;

(o)               the Company has not made any loan to, or entered into any other transaction with, any of its Members, Managers, and employees (outside the Ordinary Course of Business) giving rise to any claim or right on its part against the person or on the part of the person against it;

(p)               the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(q)               the Company has not granted any increase outside the Ordinary Course of Business in the base compensation, fringe benefits, or other compensation of, or paid any bonus or special payment of any kind to any of its Members, Managers, or employees;

(r)                the Company has not adopted any (1) bonus, (2) profit-sharing, (3) incentive compensation, (4) pension, (5) retirement, (6) medical, hospitalization, life or other insurance, (7) severance, or (8) other plan, contract or commitment for any of its directors and officers, or employees, or modified or terminated any such existing plan, contract or commitment;

(s)                the Company has not made any charitable or other capital contribution outside the Ordinary Course of Business;

(t)                 There has not been any other occurrence, commitment, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving the Company; and

(u)	the Company has not committed to do any of the foregoing.

3.7                  Undisclosed Liabilities. The Company does not have any Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against the Company giving rise to any Liability) except for (1) Liabilities set forth on the face of the Company's Latest Balance Sheet (rather than in any notes thereto), (2) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand), and (3) Liabilities set forth as such in the Disclosure Schedule. As of the Closing Date, The Company has paid all costs incurred during the investigation, negotiation, preparation, drafting, review and revision leading to the execution of this Agreement.

3.8                  Tax Matters. The Company has duly filed or caused to be filed all Tax reports and returns that it was required to file. All such reports and returns were correct and complete in all respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax returns that it is or may be subject to taxation by that jurisdiction. All Taxes owed by the Company have been fully paid or fully reserved against in its Latest Balance Sheet. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party, including any amounts required to be withheld pursuant to Sections 1441 or 1442 of the Code. Neither the Sellers nor any director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (1) claimed or raised by any authority in writing or (2) as to which the Sellers or any of the directors or officers (and employees responsible for Tax mailers) of the Company has any Knowledge. Schedule 3.8 of the Disclosure Schedule lists all federal, state, local and foreign income Tax returns filed with respect to the Company for taxable periods ended on or after January 1, 2004 indicates those returns that have been audited and indicates those returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal, state and local Tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2004. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. There are no Security Interests on any of the Company's assets that arose in connection with any failure (or alleged failure) to pay any Tax. The Company has not made any payments, and is not obligated to make any payments, that will not be deductible under Section 280G of the Code. The Company has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6661 of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any Tax allocation or sharing agreement. The Company never has been (nor has any Liability for unpaid Taxes because it once was) a member of an Affiliated Group during any part of any consolidated return year within any part of which consolidated return year any corporation other than the Company also was a member of the Affiliated Group. Schedule 3.8 of the Disclosure Schedule sets forth the following information with respect to the Company as of its Most Recent Fiscal Year End: (1) its Tax basis in its assets; (2) the amount of any net operating loss, net capital loss, unused investment credit, unused foreign Tax or excess charitable contribution allocable to it; and (3) the amount of any deferred gain or loss allocable to it arising out of any Deferred Intercompany Transaction. The unpaid Taxes of the Company do not exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax returns.

3.9                  Accounts and Notes Receivable. Except as disclosed on the attached Schedule 3.9, all Company accounts receivable, notes and other claims for money due are reflected properly on the books and records of the Company, are valid receivables, are not subject to any defenses, setoffs or counterclaims except as disclosed, are presently current and are collectible and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Company's Latest Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company

3.10               Inventories.The Company has no material inventories as of the Closing Date.

3.11               Other Tangible Personal Property. The Company has good and marketable title to, or a valid leasehold interest in, each item of tangible personal property used by it or reflected on its books and records as owned by it, including all automobiles, aircraft, machinery and equipment and all physical inventories, free and clear of any Security Interest or other encumbrance. Each fixture, machine, piece of equipment and other tangible asset used or owned by the Company is free from material defects (patent and, to the Sellers' Knowledge, latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair subject to normal wear and tear, and is suitable for the purposes for which it is presently used. The Company owns or leases all fixtures, machinery, equipment and other tangible assets necessary for the conduct of its business as presently conducted.

3.12	Real Property.

(a)                The Company neither owns nor leases any Real Property as of the Closing Date.

3.13	Intellectual Property.

(a)                The Company owns or has the right to use pursuant to license, agreement or permission all Intellectual Property necessary for the operation of its business. Each item of intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing. The Company has taken all reasonable action to protect each item of Intellectual Property that it owns or uses (and will maintain its rights in and to the item of Intellectual Property or the use thereof through the Closing so as not to affect adversely the validity or enforceability of those rights). Except for the litigation and cease & desist correspondence disclosed in the attached Schedules, the Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual property rights of third parties. Except for the litigation and cease & desist correspondence disclosed in the attached Schedules, none of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company has any knowledge of any interference with, infringement upon, misappropriation of, or other conflict with any Intellectual Property rights of third parties which will occur as a result of the continued operation of the business of the Company as conducted presently and as presently proposed to be conducted. None of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company has any Knowledge of any new products, inventions, procedures or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of the Company.

(b)               Schedule 3.13(b) of the Disclosure Schedule lists each item of patentable or registrable Intellectual Property that the Company owns, identifies each patent or registration which has been issued to the Company with respect thereto, identifies each pending patent application or application for registration which the Company has made with respect thereto and identifies each license, agreement or other permission which the Company has granted to any third party with respect thereto (together with any exceptions). The Sellers have supplied the Buyer with correct and complete copies of all such patents, registrations, patent applications, applications for registration, licenses, agreements and permissions (as amended to date and presently in the possession of the Company). Except as disclosed in Schedule 3.13(b), with respect to each item of owned Intellectual Property:

(i)    the Company owns and possesses all right, title and interest in and to the item;

(ii)                  except for the litigation and cease & desist correspondence disclosed in the attached Schedules, no charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand has been instituted, is pending or is threatened which challenges the legality, validity, enforceability, use or ownership of the item;

(iii)                except for the litigation and cease & desist correspondence disclosed in the attached Schedules, the item (A) does not interfere with, infringe upon, misappropriate or otherwise conflict with the rights of others, (B) is not being interfered with, infringed upon, misappropriated or violated by others and (C) is not subject to any outstanding judgment, order, decree, stipulation, injunction or charge;

(iv)                 except for the litigation and cease & desist correspondence disclosed in the attached Schedules, none of the Sellers (and employees with responsibility for Intellectual Property matters) of the Company has ever received any charge, complaint, claim or notice of interference, infringement, misappropriation or violation with respect to the item;

(v)   no license, sublicense, agreement or permission pertaining to the item has been granted by the Company;

(vi)                 except for the litigation and cease & desist correspondence disclosed in the attached Schedules, the Company has not ever agreed to indemnify any person or entity for or against any interference, infringement, misappropriation or violation with respect to the item; and

(vii)               the Sellers have made available to the Buyer correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of the item.

(c)                Schedule 3.13(c) of the Disclosure Schedule lists each item of patentable or registrable (including patented or registered) Intellectual Property that any third party owns and that the Company uses pursuant to license, agreement or permission. The Sellers have supplied the Buyer with correct and complete copies of all such licenses, agreements and permissions (as amended to date). Except as disclosed in Schedule 3.13(c), with respect to each item of used Intellectual Property:

(i)    The license, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

(ii)                  the license, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii)                no party to the license, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

(iv)                 no party to the license, agreement or permission has repudiated any provision thereof;

(v)   except for the litigation and cease & desist correspondence disclosed in the attached Schedules, , no charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand has been instituted, is pending or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, is threatened which challenges the legality, validity or enforceability of the license, agreement or permission or the legality, validity, enforceability or ownership of the underlying item of Intellectual Property;

(vi)                 except for the litigation and cease & desist correspondence disclosed in the attached Schedules, neither the license, agreement or permission nor the underlying item of Intellectual Property interferes with, infringes upon, misappropriates or otherwise conflicts with the rights of others, is being interfered with, infringed upon, misappropriated or violated by others or is subject to any outstanding judgment, order, decree, stipulation, injunction or charge;

(vii)               except for the litigation and cease & desist correspondence disclosed in the attached Schedules, none of the Sellers (and employees with responsibility for Intellectual Property matters) of the Company has ever received any charge, complaint, claim or notice of interference, infringement, misappropriation or violation with respect to the license, agreement or permission or the underlying item of Intellectual Property; and

(viii)              no sublicense or similar right has been granted by the Company with respect to the license, agreement or permission.

3.14               Contracts. Schedule 3.14 of the Disclosure Schedule lists the following contracts, agreements and other written arrangements, true and complete copies of which have been delivered to the Buyer, to which the Company is a party:

(a)                any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for present or future lease payments in excess of $25,000 per year;

(b)               any written arrangement (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, products or other personal properly or for the furnishing or receipt of services which either calls for performance over a period of more than one year or involves more than the sum of $5,000.00;

(c)                any written arrangement concerning a partnership or joint venture;

(d)               any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $5,000.00 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(e)                any written arrangement concerning confidentiality or noncompetition;

(f)                any written arrangement with either of the Sellers or any of their Affiliates;

(g)                any written arrangement under which the consequences of a default or termination have a material adverse effect on the assets, Liabilities,

business, financial condition, operations, results of operations or future prospects of the Company; or

(h)                any other written arrangement (or group of related written arrangements) either involving more than $5,000.00 or not entered into in the Ordinary Course of Business.

The Sellers have delivered to the Buyer a correct and complete copy of each written arrangement (as amended to date) listed in Schedule 3.14 of the Disclosure Schedule. With respect to each written arrangement so listed: (1) the written arrangement is legal, valid, binding, enforceable and in full force and effect except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting enforceability or the availability of equitable remedies; (2) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect on identical terms following the Closing except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting enforceability or the availability of equitable remedies; (3) the Company is not, and the Sellers have no Knowledge that the other party is, in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration, under the written arrangement; and (4) the Company has not, and the Sellers have no Knowledge that the other party has, repudiated any provision of the written arrangement. The Company is not a party to any verbal contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Schedule 3.14 of the Disclosure Schedule under the terms of this Section 3.14. There are no unfilled customer orders or commitments obligating the Company to process, manufacture or deliver products or perform services will result in a loss to the Company upon completion of performance in the Ordinary Course of Business. There are no purchase orders or commitments of the Company in excess of normal requirements, nor are prices provided therein in excess of the then-current market prices for the products or services to be provided thereunder. No supplier of the Company has indicated within the past year (dating from the date of this Agreement) that it will stop, or decrease the rate of, supplying materials, products or services to the Company and no customer of the Company has indicated within the past year (dating from the date of this Agreement) that it will stop, or decrease the rate of, buying materials, products or services from the Company.

3.15               Insurance. Schedule 3.15 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including but not limited to policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured or otherwise the beneficiary of coverage at any time within the past five years:

(a)	the name, address and telephone number of the agent;

(b)               the name of the insurer, the name of the policyholder and the name of each covered insured;

(c)	the policy number and the period of coverage;

(d)               the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(e)                a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy, except as otherwise specifically identified in Schedule 3.15 of the Disclosure Schedule: (1) the policy is legal, valid, binding and enforceable and in full force and effect; (2) the policy will continue to be legal, valid, binding and enforceable and in fill force and effect on identical terms following the Closing Date; (3) the Company is not and, to the Sellers' Knowledge, no other party to the policy is, in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under the policy; and (4) the Company has not, and to the Sellers' Knowledge no other party to the policy has, repudiated any provision thereof the Company has been covered during the past five years (dating back from the date of this Agreement) by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period. During the past five years, the Company has not maintained any self-insurance arrangements.

3.16               Litigation. Schedule 3.16 of the Disclosure Schedule sets forth each instance in which the Company (1) is subject to any unsatisfied judgment, order, decree, stipulation, injunction or charge of or (2) is a party or, to the Knowledge of the Sellers or any of the directors and officers (and employees with responsibility for litigation matters) of the Company, is threatened to be made a party, to any charge, complaint, action, suit, proceeding, hearing or investigation in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. The Buyer has been informed by the Sellers that the charges, complaints, actions, suits, proceedings, hearings and investigations set forth in Schedule 3.16 of the Disclosure Schedule could result in a material adverse change in the assets, liabilities, business, financial condition, operations, results of operations or future prospects of the Company. Other than those that have been disclosed none of the Sellers and the directors and officers (and employees with responsibility for litigation matters) of the Company has any reason to believe that any such charge, complaint, action, suit, proceeding, hearing or investigation may be brought or threatened against the Company.

3.17               Product Warranties. The Company does not manufacture, distribute, sell, lease or deliver product and has not manufactured, distributed, sold, leased or delivered product since its inception and therefore is not subject to any Product Warranties. Notwithstanding the foregoing, the Buyer acknowledges the possibility that the Company, as a patent holder, could be subject to allegations, whether legally justified or not, of breach of product warranties. Accordingly, the Buyer agrees that such claims are not a breach of this provision.

3.18               Product Liability. The Company does not manufacture, distribute, sell, lease or deliver product and has not manufactured, distributed, sold, leased or delivered product since its inception and therefore is not subject to any claims of Product Liability. Notwithstanding the foregoing, the Buyer acknowledges the possibility that the Company, as a patent holder, could be subject to allegations, whether legally justified or not, of product liability. Accordingly, the Buyer agrees that such claims are not a breach of this provision.

3.19               Employees. The Company has no employees and has had no employees since its inception. There are no written or oral employment agreements between any officer, manager or other person and the Company.

3.20               Employee Benefits. The Company has no employee benefit plans and has had no employee benefit plans since its inception.

3.21               Related Party Transactions. Except (1) as set forth in Schedule 3.21 of the Disclosure Schedule or (2) the Transaction Documents the Company is not a party to any agreement or arrangement with or for the benefit of (a) any Member, Manager, or employee of the Company, or (b) any Affiliate, parent, sibling, or lineal descendant of either of the Sellers. Except as set forth in Schedule 3.21 of the Disclosure Schedule, none of the Sellers nor any Affiliate, parent, sibling, or lineal descendant of either of the Sellers has any ownership interest in any property required for the conduct of the business of the Company as now being conducted. Except as set forth in Schedule 3.21 of the Disclosure Schedule, none of the Members of the Company is a guarantor or otherwise obligated as a co-maker or surety with respect to any obligation of the Company. There are no loans outstanding between (1) the Company and (2) any Seller or any Affiliate, parent, sibling, or lineal descendant of either of the Sellers.

3.22               Environment, Health and Safety. The Company and, to the Sellers' Knowledge, each of the Company's predecessors and Affiliates has complied with all applicable laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof) concerning the environment, public health and safety and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against any of them alleging any failure to comply with or Liabilities arising under any such law or regulation. Notwithstanding the foregoing, the Company and the Sellers do not intend for this section to cover Erokhin’s activities for which the Company and Sellers do not have actual knowledge.

3.23               Legal Compliance. The Company has complied [in all material respects] with all laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof), and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against the Company alleging any failure to comply with any such law or regulation. The Company holds all of the permits, licenses, certificates or other authorizations from the State of California required for the conduct of its business as presently conducted within the State of California. Without limiting the generality of the foregoing:

(a)                the Company has complied with all applicable laws (including rules and regulations thereunder) relating to the employment of labor, employee civil rights and equal employment opportunities;

(b)               the Company has not violated in any respect or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act or the Federal Trade Commission Act, each as amended,

(c)	the Company has not:

(i)    made or agreed to make any contribution, payment or gift of funds or property to any governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; or

(ii)                  established or maintained any unrecorded fund or asset account for any purpose.

3.24               Brokers' Fees. Neither the Sellers nor the Company has any Liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Company could become liable or obligated.

SECTION 4.

Representations and Warranties of the Buyer

The Buyer represents and warrants to the Sellers that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this Section 4).

4.1                  Authorization of Transaction. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Buyer has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Buyer is a party and to perform its obligations hereunder and thereunder. The Buyer has duly authorized the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Buyer is a party. No other approval on the part of the Buyer is necessary to authorize its execution, delivery and performance of this Agreement and the other Transaction Documents to which the Buyer is a party. This Agreement and the other Transaction Documents to which the Buyer is a party each constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms.

4.2                  Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (1) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any contract, lease, sublease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other obligation to which the Buyer is a party or by which it is bound or to which any of its assets is subject or (2) violate any provision of the operating agreement of the Buyer or any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which the Buyer is subject. No notice to, filing with or authorization, consent or approval of any government or governmental agency by the Buyer is necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which the Buyer is a party.

4.3                  Brokers' Fees. The Buyer does not have any Liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

4.4                  Investment. The Buyer (1) understands that the Membership Interests have not been, and will not be, registered under the Securities Act, or any state securities laws, and are being offered and sold in reliance upon certain transactional exemptions from the registration provisions of such laws, (2) represents and warrants that, with respect to the Membership Interests, neither

Buyer nor its Affiliates is an "underwriter" within the meaning of the Securities Act, the Securities Exchange Act, or any state securities laws, and (3) represents and warrants that the Membership Interests acquired pursuant to this Agreement are being acquired solely for its own account for investment purposes and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act and the rules and regulations promulgated thereunder.

SECTION 5.

Pre-Closing Covenants

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

5.1                  General. Each of the Parties agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 7).

5.2                  Notices and Consents. The Sellers will cause the Company to give any notices to third parties, and will use their best efforts to obtain any third party consents, that the Buyer may request in connection with the matters pertaining to the Company disclosed or required to be disclosed in the Disclosure Schedule. Each of the Parties promptly shall take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with and authorizations, consents and approvals of governments, governmental agencies and third parties that such Party is required to give, make or obtain.

5.3                  Operation of Business. The Sellers will not cause or permit the Company to engage in any practice, take any action, embark on any course of inaction or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit the Company to engage in any practice, take any action, embark on any course of inaction or enter into any transaction that will result in any misrepresentation or breach of warranty under Section 3 without the prior written consent of the Buyer.

5.4                  Preservation of Business. The Sellers will cause the Company to carry on its business substantially in the same manner as conducted presently and to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, and customers.

5.5                  Full Access. The Sellers will permit, and will cause the Company to permit, representatives of the Buyer to have reasonable access at reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, books, records, contracts, Tax records and documents of or pertaining to the Company. The Sellers will provide, and will cause the Company to provide, the Buyer with any information pertaining to the business and affairs of the Company that the Buyer from time to time has requested and may request. The Buyer will, and will cause its attorneys, accountants, consultants, directors, officers, agents and representatives to, treat and hold any Confidential Information received from any of the Sellers and the Company in the course of the reviews contemplated by this Agreement, whether such reviews were/are conducted before, on or after the date hereof and, if this Agreement is terminated for any reason whatsoever, agrees to return to the Sellers all tangible embodiments (and all copies) thereof, and the Buyer will not use, disclose or otherwise divulge and will cause its attorneys, accountants, consultants, directors, officers, agents and representatives not to use, disclose or otherwise divulge any or all such Confidential Information to any person or entity; provided, however, that this sentence shall not apply to any information (1) which, at the time of disclosure, is available publicly, (2) which, after disclosure, becomes available publicly through no fault of the Buyer, (3) which the Buyer knew or to which the Buyer had access prior to disclosure, or (4) which a third party discloses to the Buyer (unless the Buyer knows disclosure by the third party violates any agreement between the third party and the Company).

5.6                  Notice of Developments. The Sellers shall give prompt notice to the Buyer of any material development affecting the assets, Liabilities, business, financial condition, operations, results of operations or future prospects of the Company and any event or condition that, if known or in existence as of the date of this Agreement, would have been required to be disclosed in order to avoid any breach of the representations and warranties of Sellers in Section 3. Each Party shall give prompt notice to the others of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. No disclosure by any Party pursuant to this Section 5.6 shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant without the prior written consent of the other Party.

5.7                  Exclusivity. The Sellers will not (and will not cause or permit the Company to) (1) solicit, initiate or encourage the submission of any proposal or offer from any person (including any of them) relating to any (A) liquidation, dissolution or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of securities or assets, or (D) similar transaction or business combination involving the Company or (2) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any other person to door seek any of the foregoing. The Sellers shall notify the Buyer immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

5.8                  Negative Covenants. Except as contemplated hereby, during the period from the date of this Agreement to the Closing Date, the Company will not, unless the Buyer gives its prior written approval:

(a)                amend or otherwise change its certificate of incorporation or by-laws, as each such document is in effect on the date hereof;

(b)               incur any indebtedness for borrowed money or enter into any guaranty or other similar obligation with respect to the debts or other obligations of any other Person (other than the endorsement of instruments for collection in the ordinary course of business) or make any loan to or investment in any Person;

(c)                directly or indirectly issue or sell, or authorize for issuance or sale or enter into any agreement providing for the issuance (contingent or otherwise) of, (1) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features), (2) any equity securities (or any securities convertible into or exchangeable for any equity securities) other than the issuance of Membership Interest under existing agreements described in the Disclosure Schedule, or (3) any option or rights to acquire any equity securities;

(d)               declare, set aside, make or pay any dividend or other distribution with respect to the Membership Interests or directly or indirectly redeem, purchase or otherwise acquire any of the Company's equity securities (including, without limitation, warrants, options and other rights to acquire equity securities);

(e)                acquire (by merger, consolidation, or acquisition of stock or assets) any significant corporation, limited liability company, partnership or other business organization or division thereof, merge or consolidate with any corporation, limited liability company, partnership, or other business organization, or enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(f)                pay or take any action with respect to any new grants of any severance, change of control, or termination pay;

(g)                except for salary increases or other employee benefit arrangements consistent with the usual, regular and ordinary course of business prior to or on the date hereof, or heretofore described in writing to the Buyer, adopt or amend any bonus, profit sharing, compensation, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

(h)                make any material changes in the business of the Company as conducted on the date hereof;

(i)                incur or enter into any commitment to make any capital expenditure having a value to the Company or its Subsidiaries or cost of $25,000 or more in the aggregate;

(j)                enter into any other agreement having a value to the Company or cost of $5,000.00 or more in the aggregate except in the Ordinary Course of Business;

(k)                sell, lease or otherwise dispose of any material assets of the Company in any transaction or series of related transactions; or

(I)                except for the litigation and cease & desist correspondence disclosed in the attached Schedules, take any action, or fail to take any action, or cause or permit any Subsidiary to take or fail to take any action, which would result in the invalidity, abuse, misuse or unenforceability of its Intellectual Properties or which would infringe upon any rights of other Persons, which in any case, could reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 6.

Post-Closing Covenants

The Parties agree as follows with respect to the period following the Closing:

6.1                  General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties shall take all reasonable action (including the execution and delivery of such further instruments and documents) as the other Parties reasonably may request for such purposes. The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to inspect all documents, books, records, agreements and financial data of any sort relating to the Company.

6.2                  Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction prior to the Closing involving the Company, the other Party shall cooperate with such first Party and such first

Party's counsel in the contest or defense, make available such other Party's personnel and provide such testimony and access to such other Party's books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8).

6.3                  Transition. The Sellers will not take any action that primarily is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. The Sellers will refer all customer inquiries relating to the business of the Company to the Buyer from and after the Closing.

6.4                  Confidentiality. From and after the Closing Date, the Sellers will (1) maintain all of the Confidential Information in confidence and not disclose any portion of the Confidential Information to any person other than their attorneys and accountants who need to know such Confidential Information in connection with the terms of this Agreement and (2) deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of Confidential Information which are in their possession. In the event that either of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Sellers will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, the Sellers nonetheless are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Sellers may disclose the Confidential Information to the tribunal; provided, however, that the Sellers shall use their best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

6.5                  Clement Patents.Buyer as controlling member of LDI will take reasonable steps to ensure that LDI's financial obligations regarding the Clement Patents are satisfied.

SECTION 7.

Conditions to Obligation to Close

7.1                  Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

a)     The representations and warranties of the Sellers set forth in Section 3 (without regard to any information given by the Sellers supplementary to the Disclosure Schedule after the time the Buyer has signed this Agreement) shall be true and correct in all respects at and as of the Closing Date;

b)    The Sellers shall have performed all of their obligations and agreements and complied with all of their covenants hereunder prior to the Closing;

c)     The Sellers shall have procured and delivered to Buyer manager approval for the sale and purchase of the fifty-one percent (51%) Interest by the Buyer and the following waivers pursuant to the Company's operating agreement:

i.       Buyer, as a Member and/or Manager, shall be fully permitted to engage in the ownership, exploitation, and selling of intellectual property, methods, and products related to the use of subsurface laser engraving of glass and other products pursuant to the applicable licenses from the Company.

ii.     The transfer of Membership Interests in the Company contemplated herein is approved.

iii.    Section 6.2(c) of the Company’s Operating Agreement is waived to allow the pro-rata sale of Membership Interests by all participating Members of the Company.

iv.   Section 6.2(d) of the Company’s Operating Agreement is waived to allow the sale and transfer of an aggregate 51% membership interest in the Company, even if such sale will result in a technical termination of the Company for tax purposes within the meaning of Internal Revenue Code §708.

Seller’s execution of this Agreement shall constitute a vote as a Member and/or Manager in favor of the foregoing waivers and said vote is made pursuant to waiver of notice.

d)    The Sellers shall have caused the Company to adopt the following amendments to the Company's operating agreement:

i.	4.11 Time and Opportunities
ii.	4.5 (c): Manager Eligibility to Vote

iii.	4.5(e): Permission to CGI to exploit IP
iv.	7.1(a) Transfer of Interest
v.	7.1(b) Transfer of Interest
vi.	8.1 Allowance for New Members
vii.	12.4: Supermajority to change OA
viii.	Amendment re IRC §704; Qualified Income Offset;

e)     The Sellers and the Company shall have procured and delivered to the Buyer all of the third party consents described in Section 5.2;

f)     Except for the litigation and cease & desist correspondence disclosed in the attached Schedules, no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (1) prevent consummation of any of the transactions contemplated by this Agreement, (2) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (3) materially affect adversely the right of the Buyer to own, operate or control any of the Membership Interests or the business or operations of the Company (and no such judgment, order, decree, stipulation, injunction or charge shall be in effect);

g)     Since the date of this Agreement there will have been no material adverse change in the financial condition, operating results, cash flows, business prospects, assets and employees or the customer or supplier relations of the Company, and no casualty loss or damage to any material portion of the assets of Company (whether or not covered by insurance);

h)     The Sellers shall have delivered to the Buyer (1) good standing certificates for the Company from the jurisdiction of its organization and to the best knowledge of the Company from every jurisdiction in which it is required to qualify to do business as a foreign limited liability company, dated not earlier than ten (10) days prior to the Closing, (2) a copy of the certificate or articles of organization or other organizational documents for the Company certified by the Secretary of State (or similar appropriate authority) of its state of organization, and (3) such other documents as the Buyer may reasonably request in connection with the transactions contemplated hereby; and

i)     All actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

7.2                  Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a)                The representations and warranties of Buyer set forth in Section 4 shall be true and correct in all respects at and as of the Closing Date;

(b)               The Buyer shall have performed all of its obligations and agreements and complied with all of its covenants hereunder prior to the Closing;

(c)                No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (1) prevent consummation of any of the transactions contemplated by this Agreement or (2) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction or charge shall be in effect);

(d)               The Buyer shall have delivered to the Sellers a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in Sections 7.2(a)-(c) is satisfied in all respects; and

(e)                All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

The Sellers may waive any condition specified in this Section 7.2 if they execute a writing so stating at or prior to the Closing.

SECTION 8.

Remedies for Breaches of this Agreement

8.1                  Survival. All representations and warranties contained in this Agreement and any financial statements, deeds, certificates (including closing certificates), instruments, schedules or other documents delivered pursuant hereto or otherwise in connection herewith will survive the execution and delivery of this Agreement and the Closing Date, regardless of any investigation made by Buyer or on Buyer's behalf for a period of five (5) years after the Closing Date, except for those representations and warranties contained in Sections 3.8 and 3.22, which shall survive until the expiration of the applicable statutes of limitation with respect thereto. All other covenants and agreements of the Parties shall survive the Closing Date until fully performed.

8.2                  Indemnification Provisions for Benefit of the Buyer. The Sellers, jointly and severally, agree to indemnify the Buyer lndemnitees (including the Company) from and against all Losses incurred by any of the Buyer Indemnitees resulting from, arising out of, relating to, in the nature of or caused by (a) the breach of any representation or warranty of the Sellers contained in Section 3 hereof or in any certificate delivered by the Sellers in connection herewith or (b) any breach or failure to perform or comply with any obligation, agreement or covenant of the Sellers hereunder; provided, however, that the Buyer makes a written claim for indemnification under this Section 8 with respect to the breach on or before the expiration of the applicable survival period specified in Section 8.1.

8.3                  Indemnification Provisions for Benefit of the Sellers. The Buyer agrees to indemnify the Sellers from and against all Losses resulting from, arising out of, relating to, in the nature of or caused by (a) the breach of any representation or warranty of the Buyer contained in Section 4 or (b) the breach of any covenant of the Buyer contained in this Agreement.

8.4                  Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") of a claim with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall notify the Indemnifying Party thereof promptly (and in any event within 10 business days after receiving any written notice from a third party). The Indemnifying Party's liability hereunder to the Indemnified Party shall be reduced to the extent the Indemnifying Party is materially adversely prejudiced by the Indemnified Party's failure to provide timely notice hereunder. In the event any Indemnifying Party notifies the Indemnified Party within 10 business days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (1) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (2) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest), (3) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (which shall not be unreasonably withheld), and (4) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (which shall not be unreasonably withheld). In the event the Indemnifying Party does not notify the Indemnified Party within 10 business days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, the Indemnified Party may defend against the matter in any manner it may deem appropriate.

8.5                  Limitations on Indemnification Obligations. The indemnification obligations under Section 8.2(a) shall not apply to any Losses until the aggregate of all Losses incurred by the Buyer Indemnitees shall exceed $10,000.00, except as provided below. In the event that the Losses incurred by the Buyer Indemnitees do exceed $10,000.00, the Buyer Indemnitees shall be entitled to recover from the Sellers the full amount of the Losses incurred subject to the limits of this Agreement. In no event shall the indemnification obligations under Section 8.2(a) exceed, in the aggregate, $1,000,000, except as provided below. The limitations in this Section 8.5 shall not apply to any willful breach under this Agreement or fraudulent act or omission.

8.6                  Exclusive Remedy. After the Closing, the provisions of this Section 8 shall be the exclusive remedy for any breach of any representation, warranty, covenant or agreement in this Agreement; provided that each party shall retain its rights to seek specific performance of any covenant or agreement in this Agreement or any remedy as a result of any fraudulent act or omission in connection with this Agreement.

SECTION 9.

Termination

9.1                  Termination of Agreement. This Agreement and the transactions contemplated hereby maybe terminated at any time prior to the Closing as follows:

(a)	by mutual consent of the Parties;

(b)               by the Buyer in the event the Sellers breach, or by the Sellers in the event the Buyer breaches, any representation, warranty or covenant contained in this Agreement (except where the breach would not have a material adverse effect upon the ability of the Parties to consummate the transactions contemplated by this Agreement);

(c)                by the Buyer on or before the Closing Date, if it determines the representations and warranties set forth in Section 3 were not true and correct at and as of the date of this Agreement;

(d)               by the Buyer if the Closing shall not have occurred on or before February 28, 2005, by reason of the failure of any condition precedent under Section 7.1 (unless the failure results primarily from the breach of any representation, warranty or covenant of the Buyer contained in this Agreement); or

(e)                by the Sellers if the Closing shall not have occurred on or before February 28, 2005, by reason of the failure of any condition precedent under Section 7.2 (unless the failure results primarily from the breach of any representation, warranty or covenant of the Sellers contained in this Agreement).

9.2                  Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach); provided, however that the confidentiality provisions contained in Section 5.5 and the provisions of Section 10.11 shall survive termination.

SECTION 10.

Miscellaneous

10.1               Press Releases and Announcements. No Party shall issue any press release or announcement, relating to the subject matter of this Agreement without the mutual approval of the other Parties; provided, however that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Parties prior to making the disclosure).

10.2               No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and the Buyer Indemnitees and their respective successors and permitted assigns.

10.3               Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

10.4               Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of such Party's rights, interests or obligations hereunder without the prior written approval of the other Party; provided, however that the Buyer may (1) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (2) designate one or more of its Affiliates to perform its obligations hereunder.

10.5               Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.6               Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7               Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement or any of the agreements contemplated hereby shall be in writing and shall be deemed to have been given when delivered personally to the recipient by facsimile transmission or courier service (with receipt confirmed), or five business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to each Party at the address below:

If to the Sellers:	See Notice List Attached Hereto

With a copy to:	Laser Design International, LLC

140 Seascape Ridge Drive

Aptos, CA 95003

Attn: Brian D. Liddicoat

Facsimile: (831) 688-5658

If to the Buyer:	Crystalix Group International, Inc.

5275 South Arville, Suite B-116

Las Vegas, NV 89118

Attn: Kevin Ryan

Facsimile: (702) 740-4611

With a copy to:	Quirk & Tratos

3773 Howard Hughes Parkway, Suite 500N

Las Vegas, NV 89109

Attn: Donald L. Prunty, Esq.

Facsimile: (702) 792-3773

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8               Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California.

10.9               Amendments and Waivers. No amendment, modification or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10             Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

10.11             Expenses. Each of the Parties will bear its own costs and expenses incurred in compliance with the terms and conditions of this Agreement and in connection with the consummation of the transactions contemplated hereby.

10.12             Construction. The language used in this Agreement, including the documents, instruments, agreements, exhibits, schedules and annexes hereto will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

10.13             Incorporation of Exhibits and Schedules. The Exhibits and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

10.14             Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10.15), in addition to any other remedy to which they may be entitled, at law or in equity.

10.15             SUBMISSION TO JURISDICTION. EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN SAN JOSE, CALIFORNIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 10.7. NOTHING IN THIS SECTION 10.15, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BUYER:	SELLERS:
Crystalix Group International, Inc.	Laser Design International, LLC, a
a Nevada corporation	California limited liability company

___________________________		_____________________________
By:	Kevin Ryan	By:
Its:	President

DISCLOSURE SCHEDULES

Schedule 3.2	Corporate Organizational Documents

Schedule 3.6	Disclosure of Material Adverse Changes

Schedule 3.8	Tax Matters

Schedule 3.9	Accounts Receivable

Schedule 3.12	Real Property

Schedule 3.13(b)	Patentable and Registrable Intellectual Property owned by Seller

Schedule 3.13(c)	Patentable and Registrable Intellectual Property owned by third party and licensed by Seller

Schedule 3.14	Contracts

Schedule 3.15	Insurance

Schedule 3.16	Litigation

Schedule 3.17	Product Warranties

Schedule 3.19	Employees

Schedule 3.20	Employee Benefits

Schedule 3.21	Related Party Transactions

Exhibit A	Form of Opinion of Sellers' Counsel